                                                                 Exhibit 10.1(a)

                                LEASE AGREEMENT
                                ---------------

     THIS LEASE AGREEMENT (as it may be amended from time to time, this "Lease") is made as of the 2nd day of April, 1997 (the "Effective Date"), by and between BATTLESHIP, LLC, a Tennessee limited liability company ("Landlord"), and PMT SERVICES, INC., a Tennessee corporation ("Tenant").

                                R E C I T A L S:
                                ----------------

     WHEREAS, Tenant desires to lease for its principal place of business the Leased Premises as more particularly described herein, which Leased Premises shall be located in an office building located in Nashville, Davidson County, Tennessee (the "Building"); and

     WHEREAS, the Building is situated on the tract of land described on Exhibit A attached hereto and incorporated herein by this reference ("Land"); and

     WHEREAS, Landlord has a contract to purchase the Land, is willing to renovate the Building on the Land and lease the Leased Premises to Tenant; and

     WHEREAS, pursuant to a Real Estate Contract dated as of April 2, 1997 between Green Hills Commons, LLC as seller therein and Landlord as buyer therein (as it may be amended from time to time, the "Real Estate Contract"), Landlord has agreed to purchase the Land and the Building subject to this Lease and the terms and conditions contained in the Real Estate Contract.

     NOW, THEREFORE, for valuable consideration and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01 As used in this Lease, including without limitation the Recitals hereof, the following terms shall have the following meanings, unless the context requires otherwise:

     "Abandoned Retail Space" has the meaning set forth in Section 3.6 hereof.

     "Actual Adjustment Amount" has the meaning set forth in Section 3.3(e) hereof.
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     "Additional Leases" means collectively the leases with tenants in the
Building other than Tenant, as they may be amended and/or restated from time to time.

     "Additional Rent" has the meaning set forth in Section 3.5 hereof.

     "Additional Tenant's HVAC Payment" has the meaning set forth in Section 3.4 hereof.

     "Adjustment Date" means the first day of the calendar month in which the first regularly scheduled monthly payment of principal and interest (as opposed to an interest payment only) payable by Landlord to Tenant in connection with the Loan becomes due and payable.

     "Alterations" has the meaning set forth in Section 7.1 hereof.

     "Annual Certificate" has the meaning set forth in Section 3.3(e) hereof.

     "Architect" means HKW Associates, PC.

     "Bankruptcy Code" has the meaning set forth in Section 19.1 hereof.

     "Base Rent" has the meaning set forth in Section 3.1 hereof.

     "Base Rent Adjustment" means collectively the Utility Base Rent Adjustment, the TIP Base Rent Adjustment and the Remaining Operating Base Rent Adjustment.

     "Budget" means the Budget in the form of Exhibit B attached hereto and incorporated herein by this reference, as such Budget may be amended in writing from time to time by Landlord and Tenant.

     "Building" has the meaning set forth in the Recitals.

     "Building Plans" has the meaning set forth in Section 4.1 hereof.

     "Business Day" means any day on which commercial lending institutions having an office in Nashville, Tennessee are officially open for business.

     "Commencement Date" has the meaning set forth in Section 2.1 hereof.

     "Common Areas" refers to the areas of the Building and the Land that are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others, and includes, by way of illustration and not

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limitation, entrances and exits, hallways on multi-tenant floors, stairwells, elevators, restrooms on multi-tenant floors, sidewalks, driveways, parking areas, landscaped areas and other areas as may be designated by Landlord as part of the Common Areas of the Building. Tenant shall have the non-exclusive right, in common with others, to the use of the Common Areas, subject to such nondiscriminatory rules and regulations as may be adopted from time to time by Landlord, including without limitation those set forth in Exhibit C attached hereto and incorporated herein by this reference.

     "Compliance Work" has the meaning set forth in Section 6.5 hereof.

     "Contractor" means R.C. Mathews Contractor, LLC, a Tennessee limited liability company.

     "CPI" shall mean the consumer price index published by the Bureau of Labor Statistics of the United States Department of Labor that is entitled "Consumer Price Indexes for All Urban Consumers, United States City Average, All Items 1982-84 = 100 unadjusted" or in the event said index is no longer provided by the Bureau of Labor Statistics, the index furnished by the Bureau of Labor Statistics that most accurately and completely replaces the above-referenced index.

     "CPI Adjustment" is defined as a percentage obtained by dividing the CPI in effect for the month of JANUARY of the Lease Year in question by the CPI that was in effect for the month of JANUARY of the prior Lease Year; provided, however, in no event shall the CPI Adjustment ever be less than one (1).

     "Defaulting Retail Tenant" has the meaning set forth in Section 3.6 hereof.

     "Default Rate" means three (3) percentage points higher than the Prime Rate, but not to exceed the Maximum Rate.

     "Development Agreement" means that certain Parking Facility Development Agreement dated as of April 2, 1997 and executed by and between Landlord and Green Hills Commons, LLC, a Tennessee limited liability company.

     "Easement Agreement" means that certain Easement Agreement dated as of April 2, 1997, of record in Book 10404, page 704, Register's Office for
Davidson County, Tennessee, as it may be amended from time to time in accordance with the terms thereof.

     "Escrow Account" has the meaning set forth in Section 19.2(c) hereof.

     "Estimated Adjustment Payment" has the meaning set forth in Section 3.3(e) hereof.

     "Estimated TIP Base Rent Adjustment" has the meaning set forth in Section 3.3(c) hereof.

     "Estimated Remaining Operating Base Rent Adjustment" has the meaning set forth in Section 3.3(d) hereof.

     "Estimated Utility Costs" has the meaning set forth in Section 3.3(a) hereof.

     "Event of Default" has the meaning set forth in Section 18.1 hereof.

     "Expansion Period" has the meaning set forth in Section 31.2(b) hereof.

     "Fourth Floor Lease" has the meaning set forth in Section 31.2(a) hereof.

     "Fourth Floor Renewal Term" has the meaning set forth in Section 31.2(a) hereof.

     "Fourth Floor Term" has the meaning set forth in Section 31.2(a) hereof.

     "Holdover Period" has the meaning set forth in Section 20.1 hereof.

     "HVAC Rate" means the charge equal to $109.00 per hour to heat and cool the Building.

     "Insolvency Laws" has the meaning set forth in Section 19.1 hereof.

     "Insurance Costs" means the costs for casualty, liability and rent loss insurance applicable to the Building and Common Areas and Landlord's personal property used in connection therewith.

     "Investigation" has the meaning set forth in Section 3.3(e) hereof.

     "Land" has the meaning set forth in the Recitals.

     "Laws" means all laws, ordinances, rules, regulations, statutes, codes, acts and ordinances, including without limitation, the Americans with Disabilities Act and regulations thereunder and the Metropolitan Codes of Law of Nashville and Davidson County, Tennessee, as the same may be amended from time to time.

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     "Leased Premises" means the Office Space and the Storage Space.

     "Lease Term" has the meaning set forth in Section 2.1 hereof.

     "Lease Year" means any twelve (12) month period that commences on the Measurement Date or any subsequent anniversary of the Measurement Date, except for the first Lease Year, which shall commence on the Commencement Date and shall have a term longer than twelve (12) months.

     "Loan" means the loan from Tenant to Landlord to finance the acquisition of the Land and the Building and the renovation of the Building, which Loan shall be evidenced by the Loan Documents.

     "Loan Documents" means the loan documents evidencing and/or securing the Loan, which Loan Documents shall be in a form acceptable to Landlord, Tenant and their respective counsel.

     "Market Rate" means, for the time period in question, the prevailing market rate for the renting of comparable space in office buildings in the Green Hills market that are similar to the Building. In the event Landlord and Tenant are unable to agree upon the amount of the "Market Rate," the amount of the "Market Rate" shall be determined in accordance with the baseball arbitration procedures set forth in Section 5 of the Option Agreement.

     "Maximum Rate" means the greater of (a) the maximum interest rate allowable by Tennessee law on the Effective Date, or (b) the maximum interest rate from time to time then allowable by Tennessee law, or (c) the maximum rate allowable by any other law found to apply to the interest rate provisions of this Lease on the Effective Date, or (d) the maximum rate from time to time then allowable by any other law then determined to apply to the interest rate provisions of this Lease.

     "Measurement Date" means the first day of the month immediately succeeding the Commencement Date.

     "Minimum Usage Hours" means the following hours: (a) Monday through Friday from 7 a.m. until 6 p.m. and (b) Saturday 8 a.m. until Noon.

     "notice" has the meaning set forth in Section 34.14 hereof.

     "Offer" has the meaning set forth in Section 31.1 hereof.

     "Office Space" means that portion of the Leased Premises more particularly described as follows, whether the same should be more or less Rentable Square Feet as a result of variations resulting from actual construction and completion of the Office Space for occupancy:

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                  Location in Building          Rentable Square Feet
                  ---------------------         --------------------

                  3rd Floor (full floor                 33,250
                   - single tenant)

                  2nd Floor (also known as
                   the Lobby) (partial floor
                   - multi tenant -  the
                   Retail Space is located
                   on the 2nd Floor/Lobby)              24,750

                  Ground Floor (full floor              33,250
                   - single tenant)

True and correct copies of the floor plans for the Office Space are attached hereto as Exhibit D and incorporated herein by this reference.

     "Operating Component" has the meaning set forth in Section 3.3(b) hereof.

     "Operating Costs" shall mean all operating expenses of the Building and all Common Areas as computed on the cash basis in accordance with generally accepted accounting principles consistently applied and shall include all expenses, costs and disbursements of every kind and nature that Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Building or Common Areas, including but not limited to, the following (collectively the "Enumerated Operating Costs"):

          (a) Wages, salaries, taxes, insurance and benefits directly attributable to all employees engaged in operating, maintaining or providing security for the Building or Common Areas and to personnel who may provide traffic control relating to ingress and egress between the parking areas and adjacent public streets.

          (b) Amortization of the cost of installation of capital investment items over the useful life of such items, which capital investments are primarily for the purpose of reducing Operating Costs; provided, however, the amount of such amortization included in Operating Costs during any Lease Year shall not exceed the amount by which Operating Costs were reduced during such Lease Year as a result of the installation of such capital investment items.

          (c) Legal consultants', appraisers' and auditing fees incurred in connection with an appeal for reduction of taxes or for other management purposes directly incurred in the operation of the Building and all Common Areas.

          (d) Repairs and general maintenance of the Building and Common Areas as required by Section 6.1 hereof (including all supplies and materials used in the operation and maintenance of the Building and Common Areas but excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties).

          (e) Janitorial and security for the Building and Common Areas, the sidewalks and common areas appurtenant to the Building and the equipment therein.

          (f)  Insurance Costs.

          (g)  Tax Costs.

          (h)  Parking Facility Costs.

          (i) Fees paid by Landlord for management of the Building and the Common Areas, not to exceed $.40 per Rentable Square Foot of space in the Building per annum.

          (j) Service contracts regarding sweeping, landscaping, window cleaning and other similar services in connection with the Building and Common Areas.

Notwithstanding the foregoing, in no event shall the following be included in the definition of "Operating Costs":

          (i) Payments of principal and interest on notes and other indebtedness incurred by Landlord in connection with its ownership and/or operation of the Building, except as otherwise listed above as an Enumerated Operating Cost.

          (ii) Capital investment items related to the renovation of the shell of the Building and Common Areas and replacements thereof.

          (iii) Any other capital investment items, regardless of whether or not required by governmental authority by the passage of new Laws, except as otherwise listed above as an Enumerated Operating Cost.

          (iv) Costs specially billed to specific tenants of the Building.

          (v) The cost of alterations to space in the Building leased or to be leased to tenants other than the Tenant.

          (vi) Any federal, state or city income, excess profit, gift, estate, succession, inheritance, franchise and transfer taxes or any other taxes relating to the operation of Landlord's business but not the Building or Land.

          (vii) Utility Costs.

     "Option Agreement" has the meaning set forth in Section 32.1 hereof.

     "Parking Facility" has the meaning set forth in Section 11.1 hereof.

     "Parking Facility Costs" means the costs incurred by Landlord in connection with the Parking Facility as set forth in the Easement Agreement but excluding Utility Costs attributable to the Parking Facility.

     "Payment Period" has the meaning set forth in Section 3.6 hereof.

     "Permitted Capacity" has the meaning set forth in Section 5.3 hereof.

     "Permitted Increase" means the lesser of three percent (3%) or the CPI Adjustment.

     "Prime Rate means the prime commercial lending rate as quoted in The Wall Street Journal (or similar publication if The Wall Street Journal is no longer published) in Money Rates as the prime rate on corporate loans at large United States money center commercial banks. The Prime Rate shall be adjusted on the date such prime rate changes.

     "Property" has the meaning set forth in Section 15.5 hereof.

     "Real Estate Contract" has the meaning set forth in the Recitals.

     "Reduction Event" has the meaning set forth in Section 3.6 hereof.

     "Reletting Terms" has the meaning set forth in Section 3.6 hereof.

     "Remaining Operating Base Rent Adjustment" has the meaning set forth in
Section 3.3(d) hereof.

     "Remaining Operating Component" has the meaning set forth in Section 3.3(b) hereof.

     "Remaining Operating Costs" means the Operating Costs for the Lease Year in question minus the TIP Costs for the Lease Year in question.

     "Remaining Operating Excess" means the excess of Remaining Operating Costs for the Lease Year in question over the Remaining

Operating Component; provided, however, that in no event shall the Remaining Operating Excess for the Lease Year in question exceed the product of the applicable Remaining Operating Sum multiplied by the Permitted Increase.

     "Remaining Operating Sum" means the sum of (a) the Remaining Operating Component, and (b) the sum of the Remaining Operating Excesses for all Lease Years prior to the Lease Year in question.

     "Remaining Space" has the meaning set forth in Section 31.1 hereof.

     "Renewal Term" has the meaning set forth in Section 30.1 hereof.

     "Rent" has the meaning set forth in Section 3.5 hereof.

     "Rentable Square Feet" means the rentable area or areas of space within the Building.

     "Retail Space" means that certain area of space located on the Second Floor or Lobby of the Building and containing approximately 6,000 Rentable Square Feet, which Retail Space is more particularly shown on Exhibit E attached hereto and incorporated herein by this reference.

     "Revised Punchlist" has the meaning set forth in Section 4.3 hereof.

     "Right of Expansion" has the meaning set forth in Section 31.2(b) hereof.

     "Shell Completion Date" has the meaning set forth in Section 4.3 hereof.

     "Stairs" has the meaning set forth in Section 4.5 hereof.

     "Storage Rent" has the meaning set forth in Section 3.2 hereof.

     "Storage Space" means 11,000 Rentable Square Feet of space to be located in the basement of the Building and more particularly described on Exhibit F attached hereto and incorporated herein by this reference.

     "Target Date" has the meaning set forth in Section 2.2 hereof.

     "Tax Costs" means costs for taxes, assessments and governmental charges attributable to the Building and all Common Areas.

     "Temporary Parking Agreement" has the meaning set forth in Section 11.1 hereof.

     "Tenant's HVAC System" means that certain HVAC system that Tenant may install to service a portion of the Office Space; provided that Tenant shall be solely liable for the installation, servicing and operation costs thereof, including without limitation the monthly utility costs associated therewith.

     "Tenant's Plan Revisions" has the meaning set forth in Section 4.1 hereof.

     "Tenant's Pro-Rata Share" is 70.5%.

     "Tenant's Punchlist" has the meaning set forth in Section 4.3 hereof.

     "Tenant Work" has the meaning set forth in Section 4.2 hereof.

     "Tenant Work Fund" has the meaning set forth in Section 4.4 hereof.

     "Termination Period" has the meaning set forth in Section 2.2 hereof.

     "TIP Base Rent Adjustment" has the meaning set forth in Section 3.3(c) hereof.

     "TIP Component" has the meaning set forth in Section 3.3(b) hereof.

     "TIP Costs" means collectively the Tax Costs, Insurance Costs and Parking Facility Costs for any Lease Year in question.

     "TIP Excess" means the excess of TIP Costs for the Lease Year in question over the TIP Component.

     "Trustee" has the meaning set forth in Section 19.2(a) hereof.

     "Unavoidable Delays" means delays due to labor disputes, lockouts, acts of God, enemy action, civil commotion, any pending or actual action or ruling by a court or administrative body prohibiting either party hereto from performing in accordance with the terms hereof, riot, governmental regulations not in effect at the date of execution of this Lease, conditions that could not have been reasonably foreseen by the claiming party, inability to obtain construction materials or energy, fire, unavoidable casualty or delays caused by arbitration (unless the arbitration was unreasonably requested by the claiming party), provided such matters are beyond the reasonable control of the party claiming such delay.

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     "Utility Adjustment" is calculated for each Utility Component having a
Utility Rate Change during the Lease Year in question and is calculated by multiplying the applicable Utility Rate Change by the then existing Weighted Amount for the applicable Utility Component.

     "Utility Base Rent Adjustment" has the meaning set forth in Section 3.3(a) hereof.

     "Utility Component" means each type of cost forming a part of the Utility Costs, so that as used herein the following are each examples of an individual Utility Component: electrical costs, gas costs, water costs and sewer costs are each a separate Utility Component.

     "Utility Costs" means (a) Landlord's share of the costs for utilities for the Parking Facility as set forth in the Easement Agreement, and (b) the costs for utilities for the Building, including without limitation the cost of providing electricity, gas, water, sewer and heating and cooling as a result of operating the HVAC system serving the Building, but excluding any costs associated with Tenant's HVAC System or the HVAC system serving the Retail Space.

     "Utility Credit" means Sixty Four Thousand Two Hundred and No/100 Dollars ($64,200.00) for the first Lease Year, as such Utility Credit shall be adjusted each Lease Year commencing with the second Lease Year and each Lease Year thereafter during the Lease Term by multiplying the Utility Credit for the immediately preceding Lease Year by an amount equal to one (1) plus the sum of the Utility Adjustments, if any, for the Lease Year in question.

     "Utility Rate Change" means for any individual Utility Component, a rate increase or decrease, as applicable, weighted for the number of months that such increase or decrease was in effect, for such Utility Component as announced by the provider of such Utility Component during the Lease Year in question.

     "Utility Statement" has the meaning set forth in Section 3.3(a) hereof.

     "Violation" has the meaning set forth in Section 2.2 hereof.

     "Weighted Amount" means for each Utility Component that has experienced a Utility Rate Change during the Lease Year in question, the Utility Costs from the prior Lease Year for the applicable Utility Component divided by the total Utility Costs for the prior Lease Year.

     1.02 The words "hereof," "herein," "hereunder," and words of similar import, when used in this Lease, shall refer to this Lease as a whole and not to any particular provision of this Lease. Words importing a particular gender mean and include every other gender, and words importing the singular number mean and include the plural number, and vice versa, as the concept shall require.

                                  ARTICLE II

                                  LEASE TERM

          2.1 Subject to and upon the terms, provisions and conditions herein set forth, Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord the Leased Premises. The term of the Lease shall commence on the Commencement Date, as determined pursuant to Section 2.2 hereof (the "Commencement Date"). The term of this Lease shall be for ten (10) years; provided, however, if the Commencement Date is not the first day of a month, then the term of the Lease shall be ten (10) years plus the partial month in which the Commencement Date occurs unless earlier terminated in accordance with the terms of this Lease (the "Lease Term"). In addition, the Lease Term shall include any and all renewals and extensions of the Lease Term.

          2.2 The Commencement Date shall be the earlier of (a) the date Tenant commences occupancy of the Office Space for the operation of its business operations, or (b) the later of (i) sixty (60) days after Shell Completion Date, or (ii) one hundred twenty (120) days after the date on which Landlord acquires fee simple title to the Land and the Building pursuant to the Real Estate Contract; provided, however that in the event Tenant is unable to obtain a certificate of occupancy for the Leased Premises solely because the Property (OTHER THAN THE LEASED PREMISES) fails to comply with the Metropolitan Codes of Law of Nashville and Davidson County, Tennessee (the "Violation"), the Commencement Date shall be extended to the earlier of (A) the date that the Violation is remedied, or (B) the date that a waiver or variance of the Violation is obtained from the appropriate governmental authority. Notwithstanding the foregoing, in the event the Commencement Date does not occur on or before January 1, 1998 (the "Target Date"), Tenant shall have the right to terminate this Lease by providing written notice to Landlord of such termination within the ten (10) day period following the Target Date (the "Termination Period"), provided that if Tenant fails to provide such notice during the Termination Period, Tenant shall be deemed to have waived its right to terminate this Lease as set forth in this Section 2.2.

                                  ARTICLE III

                                     RENT

          3.1 During the first Lease Year, Tenant shall pay to Landlord for the Office Space annual base rent in an amount equal to Seven Hundred Twenty Five Thousand and No/100 Dollars ($725,000) and for EACH Lease Year beginning with the second Lease Year and ending with the tenth Lease Year, Tenant shall pay to Landlord for the Office Space annual base rent in an amount equal to Nine Hundred Seven Thousand Eight Hundred Seventy Five and No/100 Dollars ($907,875.00) ("Base Rent"). Base Rent shall be due and payable in twelve (12) equal monthly installments in advance on the first day of each calendar month during the Lease Term; provided, however, if the Commencement Date occurs on any day other than the first day of a month, then the first payment of Base Rent shall be due and payable on the first day of the first full calendar month occurring after the Commencement Date, and at the same time as Tenant pays such first payment of Base Rent, Tenant also shall pay to Landlord pro-rata Base Rent on a per diem basis for the number of days of the Lease Term occurring in the month in which the Commencement Date occurs. Notwithstanding the foregoing, on the Adjustment Date, monthly Base Rent shall be reduced by an amount equal to the amount by which Seventy Seven Thousand Seven Hundred Fifty One and No/100 Dollars ($77,751.00) exceeds the amount of the first regularly scheduled monthly payment of principal and interest (as opposed to any interest payment only) payable by Landlord to Tenant in connection with the Loan. Furthermore, on the first day of any month in which the amount of regularly scheduled monthly payments of principal and interest owed by Landlord to Tenant in connection with the Loan are reduced in accordance with the terms of the Loan Documents, the amount of monthly Base Rent shall be reduced accordingly on a dollar for dollar basis with such reduction in the monthly payments in connection with the Loan.

          3.2 During each Lease Year, Tenant shall pay to Landlord for the Storage Space annual base rent in an amount equal to Thirty Three Thousand and No/100 Dollars ($33,000.00) ("Storage Rent"). Storage Rent shall be due and payable in twelve (12) equal monthly installments in advance on the first day of each calendar month during the Lease Term.

          3.3 In addition to the payment of Base Rent and Storage Rent, Tenant shall pay to Landlord the Base Rent Adjustment, which shall be calculated and paid as follows:

          (a) As Additional Rent commencing with the first Lease Year and continuing during each Lease Year thereafter during the Lease Term, Tenant shall pay Landlord an amount equal to the Utility Costs as adjusted pursuant to this Section 3.3(a) (the "Utility Base Rent Adjustment"). Tenant shall pay to Landlord on the same day the Base Rent is due and payable an amount estimated by Landlord to be Tenant's monthly Utility Costs, as adjusted pursuant to this Section 3.3(a) (the "Estimated Utility Costs"), which Estimated Utility Costs shall be estimated by Landlord in good faith. Within ten (10) Business Days of the end of each month during the Lease Term, Landlord shall deliver an accounting to Tenant of the actual Utility Costs as adjusted pursuant to this Section 3.3(a) (each a "Utility Statement"). Tenant shall receive a credit against the monthly Utility Costs owed to Landlord in an amount equal to
     (i) the Additional Tenant's HVAC Payments due and payable to Landlord for the month in question, which amounts shall be reflected in each month's Utility Statement, and (ii) the then existing Utility Credit divided by twelve (12), whether or not such amount is actually received and collected by Landlord, which amount shall be reflected in each month's Utility Statement.

          (b) Tenant's Base Rent includes a Lease Year component applicable to Operating Costs equal to Three Hundred Fifty Five Thousand Eight Hundred Seventy Five and No/100 Dollars ($355,875.00) (the "Operating Component"). The Operating Component allocable to Tax Costs, Insurance Costs and Parking Facility Costs is broken down as follows:

     Tax Costs                  $123,187.50
     Insurance Costs            $ 18,250.00
     Parking Facility Costs     $ 13,687.50
                                -----------
          Total                 $155,125.00  (the "TIP Component")

     The part of the Operating Component other than the TIP Component shall be referred to herein as the "Remaining Operating Component."

          (c) As Additional Rent commencing with the second Lease Year and continuing during each Lease Year thereafter during the Lease Term, Tenant shall pay Landlord an amount equal to the TIP Excess multiplied by Tenant's Pro-Rata Share (the "TIP Base Rent Adjustment"). Each Lease Year during the Lease Term beginning with the second Lease Year, Landlord may estimate the TIP Base Rent Adjustment (the "Estimated TIP Base Rent Adjustment"), which Estimated TIP Base Rent Adjustment shall be estimated by Landlord in good faith. Thereafter, Landlord shall notify Tenant of such Estimated TIP Base Rent Adjustment. Said Estimated TIP Base Rent Adjustment shall be divided by twelve (12) and the quotient paid to Landlord monthly together with Base Rent on the same day the Base Rent is due and payable.

          (d) As Additional Rent commencing with the second Lease Year and continuing during each Lease Year thereafter during the Lease Term, Tenant shall pay Landlord an amount equal to the Remaining Operating Excess multiplied by Tenant's Pro-Rata Share (the "Remaining Operating Base Rent Adjustment"). Each Lease Year during the Lease Term beginning with the second Lease Year, Landlord may estimate the Remaining Operating Base Rent Adjustment (the "Estimated Remaining Operating Base Rent Adjustment"), which Estimated Remaining Operating Base Rent Adjustment shall be estimated by Landlord in good faith. Thereafter, Landlord shall notify Tenant of such Estimated

     Remaining Operating Base Rent Adjustment. Said Estimated Remaining Operating Base Rent Adjustment shall be divided by twelve (12) and the quotient paid to Landlord monthly together with the Base Rent on the same day the Base Rent is due and payable.

          (e) Within one hundred fifty (150) days or as soon thereafter as may be reasonably practicable after the conclusion of each Lease Year, Landlord shall furnish to Tenant a certificate (each an "Annual Certificate"), which Annual Certificate shall describe for the Lease Year in question (i) the Additional Tenant's HVAC Payments due and payable to Landlord, (ii) the actual amount of the Utility Credit, (iii) the actual amount of each of the Utility Costs, the TIP Costs and the Remaining Operating Costs, (iv) the actual amount of each of the Utility Base Rent Adjustment, the TIP Base Rent Adjustment and the Remaining Operating Base Rent Adjustment (the sum of the actual Utility Base Rent Adjustment plus the actual TIP Base Rent Adjustment plus the actual Remaining Operating Base Rent Adjustment for the Lease Year in question shall be referred to herein collectively as the "Actual Adjustment Amount"), and (v) the amount of each of the Estimated Utility Costs, the Estimated TIP Base Rent Adjustment and the Estimated Remaining Operating Base Rent Adjustment paid by Tenant (the sum of the Estimated Utility Costs plus the Estimated TIP Base Rent Adjustment plus the Estimated Remaining Operating Base Rent Adjustment paid by Tenant for the Lease Year in question shall be referred to herein collectively as the "Estimated Adjustment Payment"). If the Actual Adjustment Amount for the Lease Year in question exceeds the Estimated Adjustment Payment for the Lease Year in question, then Tenant shall pay such excess to Landlord within thirty (30) days after the delivery of such Annual Certificate. If the Estimated Adjustment Payment exceeds the Actual Adjustment Amount for the Lease Year in question, a credit shall be given by Landlord to Tenant against future Estimated Adjustment Payments as they become due in an amount equal to such excess, or if such Annual Certificate is delivered in connection with the last Lease Year of the Lease Term, then Landlord shall pay such excess to Tenant within thirty (30) days after the delivery of such Annual Certificate to Tenant. For a ninety (90) day period following the delivery of each Annual Certificate, (A) Landlord shall afford Tenant reasonable access to Landlord's books and records with respect to the information set forth in such Annual Certificate to enable Tenant to verify the amounts set forth in such Annual Certificate, and (B) Tenant, at its own expense except as provided hereinbelow, shall have the right to audit or cause to be audited by its accountants or other authorized representatives the information set forth in such Annual Certificate (the "Investigation"). If any such Investigation correctly discloses an inaccuracy in the information set forth in the applicable Annual Certificate, Landlord and Tenant, as necessary, shall pay to the other within thirty (30) days of written demand therefor the amounts required to correctly adjust between the parties hereto the accurate amount of Base Rent Adjustment owed by Tenant to Landlord for the Lease Year in question. Any Investigation conducted hereunder will be conducted during normal business hours and will not unreasonably interfere with normal business operations of Landlord. No such Investigation shall be commenced by Tenant more than ninety (90) days after the Annual Certificate for such Lease Year is received by Tenant. If any such Investigation discloses that Tenant has overpaid the Base Rent Adjustment to which such Investigation relates by more than five percent (5%), Landlord shall pay to Tenant the costs of the Investigation incurred by Tenant. Any proprietary or confidential information obtained by Tenant pursuant to the provisions of this Section 3.3(e) shall be treated as confidential. The rights and obligations set forth in this Section 3.3(e) shall survive the expiration of the Lease Term.

     3.4 Landlord shall provide in each Additional Lease that the applicable tenant shall pay Landlord additional rent thereunder (each an "Additional Tenant's HVAC Payment") if such tenant requests that Landlord provide, and Landlord provides, heating and cooling services at times in excess of those times such services are being provided pursuant to Section 5.1(a) hereof. Each Additional Tenant's HVAC Payment shall be calculated as follows: (the HVAC Rate) X (the number of hours the heating and cooling services are provided in excess of those times such services are being provided pursuant to Section 5.1(a) hereof) = the applicable Additional Tenant's HVAC Payment.

     3.5 In addition, Tenant shall pay as additional rent all such other sums of money as shall become due from and payable by Tenant to Landlord under this Lease ("Additional Rent") (the Base Rent, Storage Rent, Base Rent Adjustment and Additional Rent shall be referred to herein collectively as the "Rent"). Tenant shall pay to Landlord any sales, use or other tax (excepting income tax) that may be levied upon this Lease or the Rent payable by Tenant, notwithstanding the fact that a statute, ordinance or enactment imposing the same may endeavor to impose such tax upon Landlord. All Rent shall be paid without demand, notice, reduction, setoff or any defense, and, if not paid when due, shall bear interest at the Default Rate from the date due until paid. In addition, Tenant shall pay to Landlord all reasonable costs of collection of the sums due hereunder, including reasonable attorneys' fees. In the event the Commencement Date occurs on other than the first day of a calendar month or the Lease Term terminates on other than the last day of a calendar month, then the Rent allocable to such month or months shall be prorated.

     3.6 At any time after the second Lease Year, in the event (a) the number of Tenant's employees working at the Leased Premises falls below three hundred
(300) (each a "Reduction Event"), (b) a tenant of the Retail Space experiences a reduction in gross revenues of fifty percent (50%) or more following the occurrence of a Reduction Event (each a "Defaulting Retail Tenant"), (c) the Defaulting Retail Tenant vacates its Retail Space (each "Abandoned
Retail Space") prior to the expiration of the term of its Additional Lease and quits paying rent thereunder, and (d) during the six (6) month period commencing on the date that the Defaulting Retail Tenant vacates the Abandoned Retail Space, Landlord has not relet the Abandoned Retail Space, then, Tenant shall pay to Landlord as Additional Rent hereunder an amount equal to the rent payable under the Additional Lease for the Abandoned Retail Space at the times and rates set forth in the Additional Lease for the Abandoned Retail Space, commencing six
(6) months after the date the Abandoned Retail Space is vacated and the tenant thereof quits paying rent and continuing thereafter until the earlier to occur of (i) twelve (12) months commencing on the date that the Defaulting Retail Tenant vacates the Abandoned Retail Space and the tenant thereof quits paying rent, or (ii) Landlord's entering into a lease for the Abandoned Retail Space (the "Payment Period"). Landlord shall use reasonable good faith efforts to enter into a lease with acceptable tenants for any such Abandoned Retail Space. Landlord shall not be obligated to relet the Abandoned Retail Space unless such reletting is upon economic terms comparable to those set forth in the Additional Lease for such Abandoned Retail Space, taking into account customary start-up expenses incurred by landlords in connection with the execution of new leases (the "Reletting Terms"). Notwithstanding the foregoing and in addition to any other amount owed by Tenant to Landlord pursuant to this Section 3.6, if Landlord enters into a lease for Abandoned Retail Space pursuant to terms that are inferior to the Reletting Terms, Tenant shall pay to Landlord during the Payment Period the amount necessary to ensure that Landlord receives the amount that Landlord would have received during the Payment Period had Landlord entered into a lease for such Abandoned Retail Space upon terms comparable to the Reletting Terms.

                                   ARTICLE IV

            RENOVATION OF THE SHELL OF THE BUILDING BY LANDLORD AND
              TENANT IMPROVEMENTS TO THE LEASED PREMISES BY TENANT

     4.1 Landlord agrees to furnish Tenant with plans and specifications for the renovation of the shell of the Building and interior Common Areas thereof ("Building Plans") on or before April 15, 1997. Within ten (10) Business Days of Tenant's receipt of the Building Plans, Tenant shall notify Landlord in writing of Tenant's approval of the Building Plans or any suggested revisions to be incorporated in the Building Plans ("Tenant's Plan Revisions"). Landlord shall incorporate all of Tenant's Plan

Revisions into the Building Plans as long as such Tenant's Plan Revisions are in compliance with (a) the Budget and (b) all applicable Laws. Tenant's failure to respond to Landlord within said ten (10) Business Days shall constitute Tenant's written approval of the Building Plans.

     4.2  Landlord and Tenant hereby agree that Tenant shall have the right to
(a) replace carpets, install Tenant's HVAC System, and paint and refinish the interior of the Building in a manner that is in keeping with general office usage without Landlord's prior written consent, and (b) make such other interior alterations and improvements as Landlord shall approve in writing, which approval shall not be unreasonably delayed or withheld (the "Tenant Work"); provided that such Tenant Work shall not affect the structural components of the Building or the Building systems and shall be completed in accordance with all applicable Laws.

     4.3 After receipt and approval of the Building Plans as revised by Tenant's Plan Revisions, Landlord will cause the shell of the Building together with the interior Common Areas thereof to be renovated in accordance therewith. Tenant and its employees, agents, representatives and contractors shall be granted access to the Building and the Leased Premises for the purpose of performing the Tenant Work. The shell of the Building together with the interior Common Areas thereof shall be deemed to be completed in accordance with the Building Plans as revised by Tenant's Plan Revisions upon the issuance by the Contractor and the Architect of a certificate of substantial completion in accordance with the AIA form G704 (the "Shell Completion Date"). At any time after the Shell Completion Date, Tenant shall have the right to inspect the shell of the Building together with the interior common areas thereof and deliver to Landlord a punchlist of items that Tenant believes fail to comply with the Building Plans as revised by Tenant's Plan Revisions ("Tenant's Punchlist"). In the event Landlord disagrees with any items on Tenant's Punchlist, the Contractor and Architect shall review such disputed items and jointly issue a revised punchlist containing those items that the Contractor and Architect determine fail to comply with the Building Plans as revised by the Tenant's Plan Revisions (the "Revised Punchlist"), which Revised Punchlist shall be binding on Landlord and Tenant. Landlord shall make the repairs and renovations required by the Revised Punchlist on or before the Commencement Date. In the event Landlord fails to make all of the repairs and renovations required by the Revised Punchlist by the Commencement Date and Tenant gives Landlord written notice and same and Landlord fails to make such repairs and renovations as required by the Revised Punchlist within thirty (30) days of Landlord's receipt of such notice, then Tenant shall have the right to correct and repair such items and Landlord shall reimburse Tenant for such work within thirty (30) days of Tenant's written demand for same from Landlord.

     4.4 Landlord shall pay to Tenant Two Million Six Hundred Fifty Thousand and No/100 Dollars ($2,650,000.00) (the "Tenant Work Fund") to apply toward completion of the construction of the Tenant Work. Whenever Tenant desires to request a withdrawal from the Tenant Work Fund, the chief financial officer of Tenant shall deliver to Landlord (a) a written request that Landlord withdraw from the Tenant Work Fund a stated amount, and (b) invoices for which Tenant is seeking payment in the amount of such stated amount. Landlord shall disburse funds from the Tenant Work Fund within ten (10) Business Days of Tenant's submission of a request for withdrawal as described in this Section 4.4. Any costs incurred to complete the Tenant Work in excess of the Tenant Work Fund shall be paid solely by Tenant and Landlord shall have no responsibility for any such costs. At the end of the first Lease Year, Tenant may withdraw the balance of the Tenant Work Fund and at that time Tenant must certify to Landlord that such Tenant Work Fund will be used to fund Tenant Work or will be returned to Landlord to be applied as a prepayment to the Loan on or before the end of the second Lease Year. Landlord agrees to prepay the Loan with any such funds promptly upon Landlord's receipt of same.

     4.5 Tenant has advised Landlord that as part of the Tenant Work, Tenant intends to construct between one or more floors in the Office Space staircase(s) connecting the floor(s) in the Office Space (the "Stairs"). At the expiration or earlier termination of the Lease Term, Landlord shall have the right, at Tenant's sole expense, to remove the Stairs and return the Leased Premises to the condition as it would have existed had the Stairs not been installed as part of the Tenant Work, or to require Tenant to do the same upon demand by Landlord.

                                   ARTICLE V

                               BUILDING SERVICES

       5.1 Provided an Event of Default has not occurred or has occurred but is not continuing hereunder, Landlord shall furnish to Tenant, except as noted below, the following building services to the extent reasonably necessary for Tenant's comfortable use and occupancy of the Leased Premises for general office use or as may be required by Law or directed by governmental authority:

          (a) Heating, ventilation and air-conditioning twenty four (24) hours a day, seven (7) days a week, provided that such service shall not be provided for the twenty four (24) hours constituting New Years Day, Memorial Day, the Fourth of July, Labor Day, Thanksgiving Day, the Friday immediately following Thanksgiving Day, Christmas Eve and Christmas Day or for any other time period requested in writing by Tenant as long as such other time period does not result in such services not being provided during the Minimum Usage Hours.

          (b) Electric service in an amount at least equal to the Permitted Capacity.

          (c)  Water and sewer.

          (d)  Elevator service.

          (e) Cleaning and janitorial service on each Business Day.

          (f) Washing of windows at intervals reasonably established by Landlord, but not less than two (2) times per year.

          (g) Replacement of all lamps, bulbs, starters and ballasts as required from time to time as a result of normal usage, within two (2) days notice from Tenant.

          (h) Cleaning and maintenance of the Common Areas, including the removal of rubbish and snow.

          (i) Repair and maintenance to the extent specified elsewhere in this Lease.

     5.2 If Tenant requests any other building services in addition to those identified above or any of the above building services in frequency, scope, quality or quantity substantially greater than those that are required by other tenants in the Building for general office use, the Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional building services. In the event Landlord is able to and does furnish additional building services, the direct cost thereof shall be determined by Landlord, exercising its reasonable business judgment, and shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent at the same time Base Rent is due.

     5.3 Without Landlord's prior written consent, Tenant's use of electric current in the Leased Premises shall not exceed the capacity of the feeders to the Building and the risers and wiring installations in existence on the Effective Date (the "Permitted Capacity"). If Landlord determines that Tenant's electrical usage exceeds the Permitted Capacity or otherwise exceeds the designed load capacity of the Building's electrical system or is in any way incompatible therewith, then Landlord shall have the right, as a condition to granting its consent, to make such modifications to the electrical system or other parts of the Building or Leased Premises, or to require Tenant to make such modifications to the equipment to be installed or connected, as Landlord considers to be reasonably necessary. The cost of any such modifications shall be borne by Tenant, who shall reimburse Landlord for the same (or any portion thereof paid by Landlord) within thirty (30) days after receipt of a written demand by Landlord, provided that Landlord first obtains Tenant's approval for such expenditures.

     5.4 Tenant understands, acknowledges and agrees that any one or more of the building services identified in this Article V may be interrupted by reason of accident, emergency or other causes beyond Landlord's control, or may be discontinued or diminished temporarily by Landlord or other persons to effectuate repairs and/or alterations thereto, and that any such interruption shall not be deemed an eviction or disturbance of Tenant's right to possession, occupancy and use of the Leased Premises otherwise, or relieve Tenant from the obligation to perform its covenants under this Lease. Landlord agrees to provide Tenant with at least 24 hours written notice of any anticipated interruptions in the services identified in Section 5.1 hereof. Notwithstanding the foregoing provisions of this Section 5.4, any interruption of electrical current to effectuate anticipated REPAIRS AND/OR ALTERATIONS described in this Section 5.4 (but not matters of an emergency nature) shall only occur between the hours of 7:00 p.m. and 9:00 a.m. Monday night through Saturday morning and between the hours of 1:00 p.m. and 9:00 a.m. Saturday afternoon through Monday morning.

                                  ARTICLE VI

                            MAINTENANCE AND REPAIRS

       6.1 Except as otherwise provided in this Lease, Landlord shall not be required to make any improvements to or repairs of any kind or character in the Building or Common Areas during the Lease Term, except that Landlord shall keep and maintain in good and clean order, condition and state of repair (a) the structural portions of the Building (including, without limitation, the roof, walls, floors and other structural components of the Building), (b) the plumbing, heating, air conditioning and electrical systems servicing the entire Building and (c) the Common Area facilities provided by Landlord under the provisions hereof, including without limitation the removal of snow and ice therefrom in a manner that is reasonable under the circumstances; provided, however, Landlord's obligation to make such repairs shall not relieve Tenant of the obligation to pay all sums that become due under this Lease except as provided herein. In amplification of the foregoing and not as a limitation thereto, Landlord shall make all repairs and replacements, whether foreseen or unforeseen, ordinary or extraordinary, and do such other things as may be required to maintain the Building, mechanical systems and Common Areas in the condition required above in this Section 6.1. Tenant shall reimburse Landlord within thirty (30) days after receipt of a written demand for payment for the caused by the deliberate act or negligent act of Tenant or its employees, agents or invitees not covered by insurance. In the event Landlord fails to comply with the requirements of this Section 6.1, Tenant, after thirty (30) days prior written notice to Landlord of its failure to comply with this Section
6.1 or such longer time as is required to complete such compliance if such compliance cannot with diligence be completed within such thirty (30) day period (as long as Landlord is proceeding promptly to complete such compliance and thereafter shall prosecute the completion of such compliance with diligence and continuity), may complete such compliance and the cost thereof, plus fifteen percent (15%) of said costs to cover overhead with interest at the Default Rate, shall be payable to Tenant within thirty (30) days after receipt of a written demand for payment.

     6.2 Tenant shall, at its expense, keep in good order, condition and state of repair all portions of the Leased Premises with the exception of those to be maintained and/or repaired by Landlord under Section 4.3 or Section 6.1 hereof. In the event Tenant fails to comply with the requirements of this Section 6.2, Landlord, after thirty (30) days prior written notice to Tenant of its failure to comply with this Section 6.2 or such longer time as is required to complete such compliance if such compliance cannot with diligence be completed within such thirty (30) day period (as long as Tenant is proceeding promptly to complete such compliance and thereafter shall prosecute the completion of such compliance with diligence and continuity), may complete such compliance and the cost thereof, plus fifteen percent (15%) of said costs to cover overhead with interest at the Default Rate, shall be payable to Landlord as Additional Rent within thirty (30) days after receipt of a written demand for payment.

     6.3 Tenant shall, at its own cost and expense, repair or replace any damage or injury done to the Leased Premises or the Building, caused by Tenant or Tenant's agents, employees, invitees, movers or visitors; provided, however, if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option after thirty (30) days prior written notice to Tenant of its failure to comply with this Section 6.3 or such longer time as is required to complete such compliance if such compliance cannot with diligence be completed within such thirty (30) day period (as long as Tenant is proceeding promptly to complete such compliance and thereafter shall prosecute the completion of such compliance with diligence and continuity) or without such notice for matters of an emergency nature, may complete such compliance and the cost thereof, plus fifteen percent (15%) of said costs to cover overhead with interest at the Default Rate, shall be payable to Landlord as Additional Rent within thirty (30) days after receipt of a written demand for payment. In no event shall Tenant be obligated to pay for cost and expense, repair or replace any damage or injury done to the Leased Premises or the Building caused by Landlord, Landlord's agents, employees, invitees, movers or visitors, or any other tenant of the Building or such tenant's agents, employees, invitees, movers or visitors.

     6.4 Tenant shall maintain all fixtures, furnishings and equipment located in or serving the Leased Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Leased Premises, and at the termination of this Lease, Tenant shall deliver possession of the Leased Premises to Landlord in as good condition as at date of possession by Tenant, or as the same may have been improved during the Lease Term, ordinary wear and tear or damage resulting from fire or other unavoidable casualty excepted.

     6.5 Notwithstanding any other provision of this Lease to the contrary, Tenant, at Tenant's expense, shall cause the Leased Premises to be in compliance with all applicable Laws in effect on the Commencement Date. During the Lease Term if Tenant shall make any Alteration to the Leased Premises and the making of such Alteration necessitates that additional work be completed in order for the Leased Premises to comply with all applicable Laws (the "Compliance Work"), Tenant, at Tenant's expense, shall cause the Compliance Work to be complete. Except as otherwise set forth in this Section 6.5, Landlord, at Landlord's expense, shall cause the Building, including without limitation the Leased Premises and the Common Areas, to be in compliance with all applicable Laws in effect during the Lease Term.

                                  ARTICLE VII

                                  ALTERATIONS

          7.1 Tenant will not make or permit anyone to make any alterations, additions, improvements or other changes (collectively the "Alterations"), structural or otherwise, in or to the Leased Premises without the prior written consent of Landlord, except as provided in Section 7.2 hereof, which consent may be withheld or granted in Landlord's sole and absolute discretion. Any Alterations made by Tenant shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) by a contractor approved in writing by Landlord and in accordance with plans and specifications approved in writing by Landlord, which approvals shall not be unreasonably withheld or delayed; (c) in accordance with all applicable legal requirements and the requirements of any insurance company insuring the Leased Premises or portion thereof; and (d) after Tenant has obtained public liability and workmen's compensation insurance policies approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, which policies shall cover every person who will perform any work with respect to such Alterations.

          7.2 Notwithstanding the foregoing, Tenant shall have the right to make Alterations without the Landlord's consent, provided such Alterations (a) are made to the interior tenant space of the Building, (b) do not adversely affect the structural integrity or exterior of the Building, (c) do not affect the Common Areas of the Building, including but not limited to the elevators and lobby, and (d) do not adversely affect the electrical, heating or plumbing systems servicing the Building. In the event Tenant makes any Alterations estimated to cost at least Ten Thousand and No/100 Dollars ($10,000.00), Tenant shall provide written notice of such Alterations to Landlord prior to commencing the installation of such Alterations. Additionally Tenant shall comply with the provisions of Section 7.1(a) and Section 7.1(c) hereof.

          7.3 If any Alterations other than those permitted by Section 7.2 hereof are made without the prior written consent or approval of Landlord, Landlord shall have the right at Tenant's expense to remove and correct such Alterations and restore the Leased Premises to its condition immediately prior thereto, or to require Tenant to do the same. All Alterations to the Leased Premises made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Leased Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that if an Event of Default has not occurred or has occurred but is not continuing hereunder, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all MOVABLE furniture, furnishings, equipment, fixtures and Alterations installed in the Leased Premises solely at the expense of Tenant. As consideration for Landlord not requiring that Tenant repair any damage to the Leased Premises caused by such removal, whether or not such removal actually occurs, Tenant shall pay to Landlord Seven Hundred Eighty Five Thousand and No/100 Dollars ($785,000.00) on or before the expiration of the initial ten (10) year Lease Term; provided, however that if Tenant elects to extend the Lease Term in accordance with
Section 30.1 hereof, Tenant shall not be obligated to pay to Landlord Seven Hundred Eighty Five Thousand and No/100 Dollars ($785,000.00) on or before the expiration of the initial ten (10) year Lease Term, but Tenant shall then be obligated to pay to Landlord Six Hundred Fifteen Thousand and No/100 Dollars ($615,000.00) on or before the expiration of the five (5) year Renewal Term. Landlord and Tenant acknowledge and agree that the payment required by the preceding sentence shall be accomplished by an offset of the amount of such required payment against the same amount of principal owed by Landlord to Tenant in connection with the Loan, which offset shall be effected on the date such required payment is due and payable. If any MOVABLE furniture, furnishings, equipment, fixtures and Alterations installed in the Leased Premises solely at the expense of Tenant and that Landlord is permitted to remove pursuant to the first sentence of this Section 7.3 are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, Landlord shall have the right at Tenant's expense to remove from the Leased Premises such furniture, furnishings, equipment, fixtures and any Alterations that Landlord designates in writing for removal and to repair any damage to the Leased Premises caused by such removal or to require Tenant to do the same and Tenant shall pay to Landlord the cost of such removal and repair. In such event, such movables will automatically become the property of Landlord and may be disposed of by Landlord in its sole discretion, without any right of reimbursement therefor to Tenant.

          7.4 If any mechanics' or materialmen's lien (or a petition to establish such lien) is filed against the Leased Premises or any equipment within the Leased Premises for work claimed to have been done for, or materials claimed to have been furnished to, the Leased Premises pursuant to Section 7.1,
Section 7.2 or Section 7.3 hereof, Tenant shall either discharge the lien within ten (10) days thereafter, at Tenant's sole cost and expense, by the payment thereof or file a bond acceptable to Landlord transferring the lien to the bond.

                                  ARTICLE VIII

                             SIGNS AND FURNISHINGS

          8.1 No sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior of the Building (including Tenant's windows and doors) that violates (a) any applicable Law, or (b) the Easement Agreement. Tenant shall have the right to install at its own expense any sign on the Building, provided that such sign and its location (i) otherwise comply with the terms of this Section 8.1 and (ii) have been approved by Landlord, such approval to not be unreasonably delayed or withheld. If any exterior sign, advertisement or notice that does not conform to the requirements set forth in the preceding sentence is exhibited or installed by Tenant, Landlord shall have the right to remove the same at Tenant's expense. All of Tenant's signs shall be: (a) installed after Tenant has obtained, at Tenant's sole cost and expense, all permits, approvals and licenses required therefor, and delivered copies thereof to Landlord, and (b) at Tenant's sole cost and expense (unless paid from the Tenant Work Fund), installed, maintained, repaired and replaced in a first-class manner. Landlord reserves the right to affix, install and display signs, advertisements and notices on any part of the exterior or interior of the Leased Premises to sell or lease the Leased Premises during the last twelve (12) months of the Lease Term.

                                   ARTICLE IX

                             INSPECTION BY LANDLORD

          9.1 Landlord or its agents or representatives shall have the right to enter into and upon any part of the Leased Premises at all reasonable hours to inspect the same as Landlord may deem necessary or desirable upon not less than twenty four (24) hours prior notice of such inspection or without such notice for matters of an emergency nature. Landlord further reserves the right to show the Leased Premises to prospective tenants or brokers during the last twelve (12) months of the Lease Term and to prospective purchasers or mortgagees at all reasonable times upon not less than twenty four (24) hours prior notice of such showing. Notwithstanding the foregoing, no inspection or showing by Landlord pursuant to this Section 9.1 shall materially inconvenience Tenant's use and occupancy of the Leased Premises, except as may be necessary in connection with matters of an emergency nature. Tenant shall not be entitled to any abatement or reduction of Rent by reason of the exercise of the foregoing rights on the part of Landlord.

                                   ARTICLE X

                                 COMMON AREAS

          10.1 For as long as an Event of Default has not occurred or has occurred but is not continuing, Landlord grants Tenant a non-exclusive license to use and occupy in common with others so entitled the Common Areas.

                                   ARTICLE XI

                                    PARKING

          11.1 Upon completion of the parking facility to be located on the Land pursuant to the terms of the Development Agreement (the "Parking Facility"), Tenant shall have the non-exclusive right to use the Parking Facility at no cost to Tenant except as otherwise provided herein. During construction of the Parking Facility, temporary parking for the Tenant and its employees, agents, customers and invitees shall be provided pursuant to the terms of that certain letter agreement, a copy of which is attached hereto as Exhibit G and incorporated herein by this reference (the "Temporary Parking Agreement"). Landlord and Tenant hereby approve the Temporary Parking Agreement and agree that the Tenant and its employees, agents, customers and invitees shall have the benefit of the Temporary Parking Agreement. The Parking Facility shall have approximately 1,178 parking spaces. In addition and at no cost to Tenant except as otherwise provided herein, Tenant shall have the right to use all of the parking spaces in the basement of the Building and all of the visitor spaces on the east side of the Building, subject to the terms and conditions of the Easement Agreement. Tenant shall have the right upon written demand by Tenant to Landlord to cause Landlord to exercise its rights under the Easement Agreement to construct Additional Level(s) (as defined in the Easement Agreement); provided that Tenant shall pay for all costs and expenses incurred in connection with such construction and Tenant shall comply in all respects with the terms and provisions of the Easement Agreement regarding the construction and use of the Additional Levels. Tenant shall pay Landlord a reasonable development fee in an amount to be determined by the

Landlord and Tenant at the time of the construction of each Additional Level as compensation to Landlord for its supervision and coordination of the construction of each Additional Level.

                                  ARTICLE XII

                                 PERMITTED USES

          12.1 Tenant shall use and occupy the Leased Premises for general office space and shall not use the Leased Premises for any other purpose except with the prior written consent of Landlord; provided, however Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is unlawful or deemed to be extra-hazardous on account of fire, or permit anything to be done that would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents, cause the load upon any floor of the Building to exceed the load for which the floor was designed or the amount permitted by Law, or use electrical service in the Leased Premises in an amount exceeding the Permitted Capacity. Tenant shall further conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant of the Building.

          12.2 Landlord shall not use or permit the use of the Remaining Space or the Retail Space for any purposes other than general office and retail purposes.

                                  ARTICLE XIII

                                      LAWS

          13.1 Subject to the terms of Section 6.5 hereof, Tenant shall comply with all applicable Laws and the Easement Agreement relating to the use, condition or occupancy of the Leased Premises and all Common Areas.

                                  ARTICLE XIV

                               PEACEFUL ENJOYMENT

          14.1 Landlord covenants that Tenant shall have the right to peacefully and quietly occupy, use and enjoy the Leased Premises during the Lease Term, subject to the other terms hereof and the exceptions to Landlord's title set forth on Exhibit H attached hereto and incorporated herein by this reference, provided Tenant pays the Rent and other sums herein required to be paid by Tenant and performs all of Tenant's covenants and agreements herein contained.

                                   ARTICLE XV

                       LIMITATION OF LANDLORD'S LIABILITY

          15.1 Landlord and its employees and agents shall not be liable to Tenant, Tenant's employees, agents, assignees, subtenants, licensees, concessionaires or to any other person or entity for any damage (including indirect and consequential damage), injury, loss, compensation or claim, including but not limited to claims for the interruption of or loss to Tenant's business, based on, arising out of or resulting from any cause whatsoever (except as otherwise provided in this Section 15.1), including but not limited to the following: repairs to any portion of the Leased Premises that are the obligation of Tenant; interruption in the use of the Leased Premises or any equipment therein; any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or entity) of the heating, cooling, electrical, sewerage or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Leased Premises; any fire, robbery, theft, vandalism, mysterious disappearance and/or any other casualty; the actions of any other tenants of the Leased Premises or of any other person or entity; and any leakage in any part or portion of the Leased Premises, or from water, rain, ice or snow that may leak into, or flow from, any part of the Leased Premises, or from drains, pipes or plumbing fixtures in the Leased Premises. It further is understood and agreed that any failure or inability to furnish any services required by this Lease to be furnished by Landlord shall not be considered an eviction, actual or constructive, of Tenant from the Leased Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder. Any goods, property or personal effects stored or placed by Tenant, its employees or agents in or about the Leased Premises shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Notwithstanding the foregoing provisions of this Section 15.1, Landlord shall not be released from liability to Tenant for any physical injury to any natural person or damage to personal property caused by the negligence or willful misconduct of Landlord or its employees to the extent such injury or damage is not covered by insurance (a) carried by Landlord or such person, or (b) required by this Lease to be carried by Landlord.

          15.2 Tenant shall indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys' fees) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from (a) use and occupancy of the Leased Premises, (b) repair or maintenance of the Leased Premises that are the obligations of Tenant, (c) any act or omission by Tenant or Tenant's employees, agents, assignees, subtenants, contractors, licensees or invitees, or
(d) the occurrence and/or continuation of any Event of Default.

          15.3 In the event that at any time any landlord hereunder shall sell or transfer the Leased Premises or the entirety of such landlord's interest therein, said landlord shall not be liable to Tenant for any obligations or liabilities based on or arising out of events or conditions occurring after the date of such sale or transfer. Within five (5) days after the written request of any purchaser or transferee of the Leased Premises of any landlord's interest therein, Tenant shall attorn to such purchaser or transferee.

          15.4 In the event that at any time during the Lease Term Tenant shall have a claim against Landlord, Tenant shall not have the right to set off or deduct the amount owed or allegedly owed to Tenant from any Rent or other sums payable to Landlord except with respect to claims made by Tenant concerning Landlord's failure to make timely repairs to the Leased Premises' roof and/or structural systems, it being understood that Tenant's sole remedy for recovering upon a claim not concerning the roof or structural systems shall be to institute an independent action against Landlord.

          15.5 Tenant agrees that in the event Tenant or any of Tenant's employees, agents, subtenants, licensees or concessionaires is awarded a money judgment against Landlord, the sole recourse for satisfaction of such judgment shall be limited to execution against the estate and interest of Landlord in (a) the Land, the Building and all other improvements located on the Land (collectively the "Property"), (b) any insurance proceeds and/or condemnation awards paid or payable to Landlord in connection with the Property, and (c) any rents, profits, proceeds, revenues, income, rights or other benefits arising from any lease, license or other agreement pertaining to all or any part of the Property, including without limitation any Additional Leases. In no event shall any other assets of Landlord, or of any officer, director or employee of Landlord or of any other person or entity associated with Landlord be available to satisfy or subject to such judgment, nor shall any officer, director or employee of Landlord or any other person or entity be held to have any personal liability for satisfaction of any claims or judgments against Landlord and/or any officer, director or employee of Landlord in such person's capacity as an officer, director or employee of Landlord.

                                  ARTICLE XVI

                             DAMAGE OR DESTRUCTION

          16.1 If the Leased Premises are totally or partially damaged or destroyed from any cause, thereby rendering the Leased Premises totally or partially inaccessible or unusable, Landlord shall diligently restore and repair the Leased Premises to substantially the same condition it was in prior to such damage; provided however, that if in the judgment of an independent consultant mutually selected by Landlord and Tenant such repairs and restoration cannot be completed within one (1) year after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), or if such damage or destruction occurred within twelve (12) months prior to the expiration of the Lease Term, then either Landlord or Tenant shall have the right to terminate this Lease by giving written notice of termination to the other party hereto within forty five
(45) days after the occurrence of such damage or destruction. If this Lease is terminated in accordance with the above procedure, then Base Rent and Additional Rent payable hereunder shall be apportioned and paid to the date of said damage or destruction. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Leased Premises are substantially complete, the Base Rent and Additional Rent shall be abated as to that portion of the Leased Premises that is unsuitable for occupancy by Tenant until such repair or restoration is completed. If this Lease is not terminated as a result of such damage or destruction, then except as otherwise specified in
Section 16.2 hereof, Landlord shall bear the cost and expenses of such repair and restoration of the Leased Premises; provided, however, that if such damage or destruction was caused by the act or omission of Tenant, or any of its employees, agents, invitees, assignees, subtenants, licensees or concessionaires, then Tenant shall pay to Landlord the amount by which such costs and expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction. Notwithstanding anything above to the contrary, Landlord shall have the right to terminate this Lease in the event (a) the Tenant as lender fails or refuses to make such insurance proceeds available for such repair and restoration, or (b) zoning or other applicable Laws do not permit such repair and restoration.

          16.2 Notwithstanding anything above to the contrary, if Landlord repairs and restores the Leased Premises as provided in Section 16.1 hereof, Landlord shall not be required to repair, restore or replace any decorations or Alterations to the Leased Premises previously made by Tenant unless adequate insurance proceeds are available to pay the full costs thereof. It shall be Tenant's sole responsibility to repair, restore or replace any trade fixtures, furnishings, equipment or personal property belonging to Tenant to substantially their same condition prior to such damage or destruction; provided, however, Tenant shall not be obligated to restore or replace such items.

                                  ARTICLE XVII

                                  CONDEMNATION

          17.1 If the whole or a substantial part (as hereinafter defined) of the Leased Premises, or the use or occupancy of the Leased Premises, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking), then either Landlord or Tenant shall have the right to terminate this Lease by giving written notice of termination to the other party hereto on or before the date title thereto vests in such governmental or quasi-governmental authority, and all Rent payable hereunder shall be apportioned as of such date. If less than a substantial part of the Leased Premises, or if the use or occupancy of less than a substantial part of the Leased Premises, is taken or condemned by any government or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking) then this Lease shall continue in full force and effect as to the portion of the Leased Premises not so taken or condemned, except that as of the date title vests in the governmental or quasi-governmental authority, Tenant shall not be required to pay Base Rent and Additional Rent with respect to the portion of the Leased Premises taken or condemned. For purposes of this Section 17.1, a substantial part of the Leased Premises shall be considered to have been taken if (a) more than thirty percent (30%) of the Rentable Square Feet of the Leased Premises is rendered unusable as a result of such condemnation, or (b) fewer than seven hundred fifty (750) parking spaces are available in the Parking Facility as a result of such condemnation.

          17.2 All awards, damages and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such a taking) shall belong to Landlord, and Tenant hereby assigns to Landlord all rights to such awards, damages and compensation. Tenant agrees not to make any claim against the Landlord or the condemning authority for any portion of such award or compensation attributable to damages to the Leased Premises' leasehold improvements, except for expenses of leasehold improvements paid for by Tenant or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the condemning authority for relocation expenses, the value of furnishings, equipment and trade fixtures installed in the Leased Premises at Tenant's expense and that Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, the value of the unexpired Lease Term, and loss of profits, provided that such claim shall in no way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

                                 ARTICLE XVIII

                                EVENT OF DEFAULT

     18.1 The occurrence of any of the following shall constitute a default by Tenant under this Lease:

          (a) If Tenant shall fail to pay any payment of Base Rent when due.

          (b) If Tenant shall fail to pay any payment of Additional Rent when due, or shall fail to make when due any other payment required by this Lease.

          (c) If Tenant shall violate or fail to perform any term, condition, covenant or agreement to be performed or observed by Tenant under this Lease other than as otherwise set forth in this Section 18.1.

          (d) An Event of Bankruptcy occurs as specified in Article XIX hereof with respect to Tenant.

          (e) A dissolution of Tenant or liquidation of substantially all of Tenant's assets occurs.

     The occurrence of any default described in Section 18.1(d) or Section 18.1(e) shall be an "Event of Default." The occurrence of any default described in Section 18.1(a) or Section 18.1(b) shall be an "Event of Default" following the passage of ten (10) days following Tenant's receipt of written notice from Landlord of the occurrence of said default, provided such default is not cured during such cure period. The occurrence of any other default described in this
Section 18.1 not specifically set forth in this paragraph shall be an "Event of Default" following the passage of thirty (30) days following Tenant's receipt of written notice from Landlord of the occurrence of said default, provided such default is not cured during such cure period (provided that in the case of any default described in Section 18.1 not specifically set forth in this paragraph that cannot be cured by the payment of money and cannot with diligence be cured within such thirty (30) day period, if Tenant shall proceed promptly to cure the same and thereafter shall prosecute the curing of such default with diligence and continuity, then the time within which such default may be cured shall be extended for up to an additional sixty (60) days (for a total of ninety (90) days)).

     18.2 If any Event of Default shall occur hereunder, Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant's right of possession as to all or any part of the Leased Premises and take possession of the Leased Premises and the provisions of this Article XVIII shall operate as a notice to quit, any other notice to quit or of Landlord's intention to re-enter the Leased Premises being hereby expressly waived. If necessary, Landlord may proceed to recover possession of the Leased Premises under and by virtue of the Laws of the jurisdiction in which the Leased Premises are located, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord does not elect to terminate this Lease, Landlord also shall have the right, at its sole option, at any time following the occurrence and during the continuation of an Event of Default hereunder to terminate all renewal options granted to Tenant pursuant to this Lease. If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject, however, to the right of Landlord to recover from Tenant all Rent and other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later. Upon the occurrence and during the continuation of an Event of Default hereunder, then whether or not this Lease and/or Tenant's right of possession is terminated by reason of such Event of Default, Landlord may relet the Leased Premises or any part thereof, alone or together with other premises, for such term(s) (that may be greater or less than the period that otherwise would have constituted the balance of the Lease Term) and on such terms and conditions (that may include concessions or free rent and alterations of the Leased Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet the Leased Premises or any failure by Landlord to collect any rent due upon such reletting. Upon the occurrence and during the continuation of an Event of Default, then whether or not this Lease is terminated by reason of such Event of Default, Tenant nevertheless shall remain liable for any Base Rent, Additional Rent or damages that may be due or sustained prior to such Event of Default, all reasonable costs, fees and expenses including, but not limited to, reasonable attorneys' fees, reasonable brokerage fees, expenses incurred in placing the Leased Premises in good rentable condition, and reasonable costs and expenses incurred by Landlord in pursuit of its remedies hereunder and in renting the Leased Premises to others from time to time. In addition, Tenant also shall be liable for an amount equal to Base Rent and Additional Rent that would have become due during the remainder of the Lease Term, less the amount of rental, if any, that Landlord receives during such period from others to whom the Leased Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which shall be computed and payable in monthly installments, in advance, on the first day of each calendar month, following Tenant's Event of Default and continuing until the date on which the Lease Term would have expired but for Tenant's Event of Default. Separate suits or actions may be brought to collect any such damages for any month(s), and such separate suits or action shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s) by similar proceedings, or Landlord may defer any suits or actions until after the expiration of the Lease Term, in which event Tenant hereby agrees that such suit or actions shall be deemed not to have accrued until the expiration of the Lease Term. The provisions contained in this Section 18.2 shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease.

     18.3 All rights and remedies of Landlord set forth in this Lease are in addition to all other rights and remedies available to Landlord at law or in equity. All rights and remedies available to Landlord pursuant to this Lease or at law or in equity are expressly declared to be cumulative. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord to exercise or enforce any of Landlord's rights or remedies or Tenant's obligations shall constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any Event of Default by Tenant unless such waiver expressly is set forth in a written instrument signed by Landlord. If Landlord waives in writing any Event of Default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

     18.4 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of any subsequent Event of Default of a similar nature or of any covenant, condition or agreement set forth herein, nor of any of Landlord's rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, Additional Rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of Rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or other sums or to pursue any other remedy available to Landlord. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

     18.5 If Tenant defaults in the making of any payment to any third party, then Landlord may, but shall not be required to, make such payment upon not less than thirty (30) days prior written notice or without such notice for matters of an emergency nature. Upon the occurrence of an Event of Default, then Landlord may, but shall not be required to, remedy such Event of Default. The taking of such action by Landlord shall not be considered as a cure of such Event of Default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such

Event of Default. If Landlord elects to make such payment or do such act, then all costs and expenses incurred by Landlord, plus interest thereon at the Default Rate, from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute Additional Rent due hereunder; provided however, that nothing contained herein shall be construed to permit Landlord to charge or receive interest in excess of the Maximum Rate.

     18.6 If Tenant fails to make any payment of Base Rent, Additional Rent or any other sum due hereunder on or before the date such payment is due and payable (without regard to any grace period specified in Section 18.1 hereof), then Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment hereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the Maximum Rate. Such late charge and interest shall constitute Additional Rent due hereunder.

     18.7 Tenant hereby expressly waives, for itself and all persons claiming by, through, or under it, any right of redemption or for the restoration of the operation of this Lease under any present or future Law, including without limitation any such right that Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Leased Premises as herein provided.

     18.8 In the event Landlord fails to comply with any of the requirements of this Lease, Tenant, after thirty (30) days prior written notice to Landlord of its failure to comply with such terms of this Lease or such longer time as is required to complete such compliance if such compliance cannot with diligence be completed within such thirty (30) day period (as long as Landlord is proceeding promptly to complete such compliance and thereafter shall prosecute the completion of such compliance with diligence and continuity), may complete such compliance and the cost thereof, plus fifteen percent (15%) of said costs to cover overhead with interest at the Default Rate, shall be payable to Tenant within thirty (30) days after receipt of a written demand for payment.

                                  ARTICLE XIX

                                   BANKRUPTCY

     19.1 The following shall be Events of Bankruptcy under this Lease: (a) Tenant becoming insolvent, as that term is defined in Title 11 of the United States Code (the "Bankruptcy Code"), or under the insolvency laws of any state, district, commonwealth or territory of the United States (the "Insolvency Laws"); (b) the appointment of a receiver or custodian for any or all of Tenant's property or assets or the institution of a foreclosure action upon any of Tenant's real or personal property; (c) Tenant's filing or consenting to a petition under the provisions of the Bankruptcy Code or the Insolvency Laws or in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding; (d) the filing of a petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not consented to by such subject debtor and which either (i) is not dismissed within sixty (60) days of filing, or (ii) results in the issuance of an order for relief against the debtor; or (e) Tenant's making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

     19.2 (a) Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Article XVIII hereof; provided, however, that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord shall not exercise its rights and remedies pursuant to Article XVIII hereof so long as both (i) the Bankruptcy Code prohibits the exercise of such rights and remedies and
     (ii) Tenant or its Trustee in Bankruptcy (the "Trustee") is in compliance with the provisions of Section 19.2(b) and Section 19.2(c) hereof.

          (b) In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord's right to terminate this Lease pursuant to Section 19.2(a) hereof shall be subject, to the extent required by the Bankruptcy Code, to any rights of Trustee to assume or assign this Lease pursuant to the Bankruptcy Code. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (i) cures all Events of Default under this Lease (ii) compensates Landlord for monetary damages incurred as a result of such Events of Default, (iii) provides adequate assurance of future performance (as defined in Section 19.2(c) hereof) on the part of Tenant as debtor in possession or on the part of the assignee of Tenant, and (iv) complies with all other requirements of the Bankruptcy Code. Tenant agrees in advance that this Lease may be terminated by Landlord in accordance with Section 19.2(a) hereof if the foregoing criteria for assumption or assignment are not met, or if, after such assumption or assignment, an Event of Default occurs hereunder.

          (c) Landlord and Tenant hereby agree in advance that adequate assurance of future performance, as used in Section 19.2(b) hereof, shall mean that all of the following minimum criteria must be met: (i) Tenant's gross receipts during the thirty (30) day period immediately preceding the initiation of the case under the Bankruptcy Code must be equal to or greater than the next monthly installment of Base Rent due under this Lease; (ii) Both the average and median of Tenant's gross receipts (calculated on a monthly basis) during the six (6) month period immediately preceding the initiation of the case under the Bankruptcy Code must be equal to or greater than the next monthly installment of Base Rent due under this Lease; (iii) Tenant must pay its estimated pro rata share of the cost of all services provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of Base Rent), in advance of the performance or provision of such services;
     (iv) Trustee must agree that Tenant's business shall be conducted in a first class manner, and that no liquidating sales, auctions or other non-first class business operations shall be conducted on the Leased Premises;
     (v) Trustee must agree that the use of the Leased Premises as stated in this Lease will remain unchanged and that no prohibited use shall be permitted; (vi) Trustee must agree that the assumption or assignment of this Lease will not violate or affect the rights of other tenants in the Leased Premises if any; (vii) Trustee must pay to Landlord at the time the next monthly installment of Base Rent is due under this Lease, in addition to such installment of Base Rent, an amount equal to the monthly installments of Base Rent and Additional Rent due under this Lease for the next two (2) months thereafter, said amount to be held by Landlord in escrow (the "Escrow Account") until either Trustee or Tenant defaults in its payment of Rent or other obligations under this Lease (whereupon Landlord shall have the right to draw on the Escrow Account) or until the expiration or earlier termination of the Lease Term (whereupon the funds shall be returned to Trustee or Tenant); (viii) Tenant or Trustee must agree to pay to Landlord at any time Landlord is authorized to and does draw on the Escrow Account the amount necessary to restore the Escrow Account to the original level required by Section 19.2(c)(vii) hereof; and
     (ix) all assurances of future performance specified in the Bankruptcy Code must be provided.

                                  ARTICLE XX

                                 HOLDING OVER

     20.1 Provided Tenant gives written notice to Landlord of Tenant's intent not to exercise any renewal options provided herein or negotiate a new lease for the Leased Premises, Tenant shall have the right to hold over for a period not exceeding one (1) year from the expiration of the Lease Term (the "Holdover Period"). Said right shall be contingent upon Landlord receiving the aforesaid written notice six (6) months prior to the expiration of the Lease Term, which notice shall specify the length of the Holdover Period. If Tenant retains possession of the Leased Premises or any part thereof after the termination of this Lease, Tenant shall pay Rent during the Holdover Period commencing upon the termination of the Lease Term at the then prevailing Market Rate computed on a daily basis for each day that Tenant remains in possession. Except for the adjusted Rent, all other terms and conditions of this Lease shall remain in full force and effect during the Holdover Period. Upon the expiration of the Holdover Period specified in Tenant's notice to Landlord, Tenant shall be liable for and pay to Landlord, all damages, consequential as well as direct, sustained by reason of Tenant's holding over beyond the Holdover Period, if any.

                                  ARTICLE XXI

                       CASUALTY AND RENT LOSS INSURANCE

     21.1 Landlord shall at all times during the Lease Term carry or cause to be carried a policy of insurance that insures the Property, including the Leased Premises, against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by a standard "all-risk" and extended coverage casualty insurance policy) in an amount equal to the full replacement cost of the Property; provided, however, that Tenant shall insure against, and Landlord shall not be responsible for and shall not be obligated to insure against, any loss of or damage to any personal property of Tenant or that Tenant may have in the Building or the Leased Premises or any trade fixtures installed by or paid for by Tenant on the Leased Premises or any additional improvements that Tenant may construct on the Leased Premises, and Landlord shall not be liable for any loss or damage to such property, regardless of cause, including the negligence of Landlord and its employees, agents, customers and invitees. If any Alterations made by Tenant pursuant to Section 7.1 hereof result in an increase in the premiums charged during the term of this Lease on the casualty insurance carried by Landlord on the Building, then Landlord shall immediately notify Tenant in writing, and, upon such notification, the cost of such increase in insurance premiums shall be borne by Tenant, who shall reimburse Landlord for the same as Additional Rent after being separately billed therefor. Said notification shall include a statement from Landlord's insurance carrier verifying that said increase in premiums is the direct and sole result of Alterations made by Tenant pursuant to Section 7.1 hereof. In addition, Landlord shall at all times during the Lease Term carry rental value or business interruption insurance in an amount equal to twelve (12) months of Rent.

                                 ARTICLE XXII

                              LIABILITY INSURANCE

     22.1 Landlord shall at all times during the Lease Term maintain broad form comprehensive general public liability insurance against claims for bodily injury, death or property damage occurring in, on or about the parking areas, Building or the Leased Premises in a combined single limit of not less than Five Million and No/100 Dollars ($5,000,000.00). Such insurance shall be effected under policies satisfactory to Landlord and Tenant that shall name Landlord and Tenant as an additional insured thereunder.

                                 ARTICLE XXIII

                            INSURANCE REQUIREMENTS

     23.1 Each insurance policy referred to in Article XXI and Article XXII hereof shall: (a) be issued by a company licensed to conduct business in the jurisdiction in which the Leased Premises are located; (b) contain an endorsement that such policy shall remain in full force and effect notwithstanding the insured may have waived its right of action against any party prior to the occurrence of a loss, and shall provide that the insurer waives all right of recovery by way of subrogation against Landlord and Tenant, their agents, employees and representatives in connection with any loss or damage covered by such policy; (c) be reasonably acceptable in form and content to Landlord and Tenant; (d) be primary and non-contributory; and (e) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer's first giving Landlord and Tenant thirty (30) days prior written notice of such proposed action.

                                 ARTICLE XXIV

                             WAIVER OF SUBROGATION

     24.1 Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waive any and all rights of recovery, claim, action or cause of action against the other, its agents, officers, or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or to the Building, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause to the extent that such rights of recovery, claim, action or cause of action are or would be covered by insurance required under this Lease (regardless of whether or not the party required to carry such insurance in fact carries such insurance), regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and covenants that no insurer shall have any right of subrogation against such other party.

                                  ARTICLE XXV

                                ESTOPPEL LETTER

     25.1 Tenant shall at any time, upon not less than ten (10) days' prior written request, execute and deliver in form and substance reasonably satisfactory to Landlord an estoppel letter certifying:

          (a) The date upon which the Lease Term commences and expires;

          (b) The date to which Rent has been paid;

          (c) That Tenant has accepted the Leased Premises and that all improvements have been satisfactorily completed (or if not so accepted or completed, the matters objected to by Tenant);

          (d) That the Lease is in full force and effect and has not been modified or amended (or if modified or amended, a description of same);

          (e) That there are no defaults by Landlord under the Lease nor any existing condition with respect to which the giving of notice or lapse of time would constitute a default or if Tenant has knowledge of any default or any such condition, a brief description thereof;

          (f) That Tenant has received no notice within the past twenty four
     (24) months from any insurance company of any defects or inadequacies in the Leased Premises;

          (g) That Tenant, as tenant under this Lease, has no options or rights other than as set forth in this Lease or any amendment thereto described in such letter; and

          (h) Such other matters that may be necessary or appropriate to qualify Tenant's response to any of the foregoing agreements or that Landlord may reasonably request.

If such letter is to be delivered to a purchaser of the Building, it shall further include the agreement of Tenant to recognize such purchaser as Landlord under this Lease, and thereafter to pay Rent to the purchaser or its designee in accordance with the terms of this Lease. Tenant acknowledges that any purchaser of the Building may rely upon such estoppel letter and that Landlord may incur substantial damages by reason of any failure on the part of Tenant to provide such letter in a timely manner.

     25.2 Landlord shall at any time, upon not less than ten (10) days' prior written request, execute and deliver in form and substance reasonably satisfactory to Tenant an estoppel letter certifying:

          (a) The date upon which the Lease Term commences and expires;

          (b) The date to which Rent has been received;

          (c) That Tenant has accepted the Leased Premises and that all improvements have been satisfactorily completed (or if not so accepted or completed, the matters objected to by Tenant);

          (d) That the Lease is in full force and effect and has not been modified or amended (or if modified or amended, a description of same);

          (e) That there are no defaults by Tenant under the Lease nor any existing condition with respect to which the giving of notice or lapse of time would constitute a default or if Landlord has knowledge of any default or any such condition, a brief description thereof;

          (f) That Landlord has received no notice from any insurance company within the past twenty four (24) months of any defects or inadequacies in the Leased Premises;

          (g) That Landlord, as landlord under this Lease, has no options or rights other than as set forth in this Lease or any amendment thereto described in such letter; and

          (h) Such other matters that may be necessary or appropriate to qualify Landlord's response to any of the foregoing agreements or that Tenant may reasonably request.

                                 ARTICLE XXVI

                                    BROKERS

     26.1 Tenant represents and warrants that Tenant has dealt with and only with Landlord's broker, Frank L. Smith, in connection with this Lease and Tenant hereby indemnifies and holds harmless Landlord and any broker employed by Landlord from any claims of any other broker(s) in connection with this Lease resulting from the actions of Tenant. Tenant hereby indemnifies and holds harmless Landlord and any broker employed by Landlord from any claims of any broker(s) claiming a commission in connection with any renewal, extension or any type of option relating to this Lease resulting from the actions of Tenant. Landlord represents and warrants that Landlord has dealt with and only with Landlord's broker, Frank L. Smith, in connection with this Lease and Landlord hereby indemnifies and holds harmless Tenant and any broker employed by Tenant from any claims of Frank L. Smith and any other broker(s) in connection with this Lease resulting from the actions of Landlord. Landlord hereby indemnifies and holds harmless Tenant and any broker employed by Tenant from any claims of any broker(s) claiming a commission in connection with any renewal, extension or any type of option relating to this Lease resulting from the actions of Landlord.

                                 ARTICLE XXVII

                             ASSIGNMENT BY LANDLORD

     27.1 Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Leased Premises. In such event and upon such transfer, no further liability or obligation shall accrue against the assigning Landlord from the date of such transfer.

                                ARTICLE XXVIII

                           ASSIGNMENT AND SUBLETTING


     28.1 Except as specifically permitted by this Section 28.1, Tenant shall not transfer, mortgage or otherwise encumber this Lease or all or any portion of or any of Tenant's rights hereunder or interest herein without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord's sole and absolute discretion; provided, however, that Tenant's assignment of this Lease to a purchaser of all or substantially all of the assets of Tenant or to any successor to Tenant by merger shall be permitted hereunder without the prior written consent of Landlord. Tenant shall be permitted to assign this Lease or any portion thereof or sublet the Leased Premises or any portion thereof without obtaining the prior written consent of Landlord, provided that no such assignment or subletting shall be construed as a waiver or release of PMT Services, Inc. from liability for the performance of any covenant or obligation to be performed by Tenant under this Lease during the Lease Term, nor shall the collection or acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of PMT Services, Inc. from any of the liabilities or obligations of the Tenant under this Lease during the Lease Term. Except as specifically permitted by this Section 28.1, no assignment or transfer of this Lease or the right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Landlord's giving of its consent under this Section 28.1 shall not be construed as relieving Tenant or any assignee, subtenant or occupant from the obligation of obtaining Landlord's prior written consent if subsequently required under the terms of this Section 28.1. For any period during which an Event of Default has occurred and is continuing, Tenant hereby assigns to Landlord the Rent due from any assignee, subtenant, licensee, concessionaire or occupant of Tenant and hereby authorizes each such assignee, subtenant or occupant to pay said Rent directly to Landlord. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this Lease shall be null and void.

                                  ARTICLE XXIX

                                 CONTINGENCIES

     29.1 Landlord's performance under the terms of this Lease is contingent upon (a) Landlord's and Tenant's execution of the Loan Documents and funding of the first advance thereunder, and (b) Landlord's acquisition of fee simple title to the Land and the Building pursuant to the Real Estate Contract.

     29.2 This Lease shall terminate if Landlord has not satisfied the contingencies set forth in Section 29.1 hereof within the sixty (60) day period following the Effective Date.

                                  ARTICLE XXX

                                    RENEWAL

     30.1 Tenant shall have one (1) option to renew this Lease under the same terms and conditions as provided herein except as set forth below for a consecutive five (5) year term (the "Renewal Term"), exercisable by providing Landlord written notice of Tenant's intent to exercise the renewal option on or before the later of (a) thirteen (13) months prior to the expiration date of the then existing Lease Term, or (b) within thirty (30) days after Tenant's receipt of written notice from Landlord stating that Tenant failed to exercise the right to extend the Lease Term in accordance with Section 30.1(a) hereof. The terms of this Lease during the Renewal Term shall be the same as set forth in this Lease for the initial ten (10) year Lease Term, including without limitation the amount of Rent payable hereunder; provided, however, that if Tenant exercises the renewal option set forth in this Section 30.1 and Tenant does not extend the term of the Loan so that the term of the Loan remains coterminous with the extended Lease Term, Tenant shall pay Rent during the Renewal Term at the then prevailing Market Rate.

                                  ARTICLE XXXI

                 RIGHT OF FIRST REFUSAL AND RIGHT OF EXPANSION

     31.1 Tenant shall have the right of first refusal to lease rentable space in the Building other than the Leased Premises and the Retail Space (the "Remaining Space") as provided in this Section 31.1. If at any time during the Lease Term Landlord shall receive a bona fide offer from a third person for the leasing of all or any portion of the Remaining Space (each an "Offer"), which Offer Landlord shall desire to accept, Landlord shall promptly deliver to Tenant a copy of such Offer, and Tenant may, within five (5) days thereafter, elect to lease such Remaining Space on the same terms as those set forth in such Offer. Landlord and Tenant shall enter into a new lease agreement regarding any such Remaining

Space so leased by Tenant, subject to the terms and conditions of the applicable Offer. The right of first refusal set forth in this Section 31.1 shall be applicable to all Offers received in connection with the Remaining Space, whether or not Landlord shall have failed to exercise a right of first refusal under this Section 31.1 in connection with such Remaining Space in the past.

     31.2 (a) Landlord and Tenant hereby agree that at any time during the Lease Term Landlord shall have the right to enter into Additional Leases with third parties for the Remaining Space or any portion thereof (each a "Fourth Floor Lease"), but each Fourth Floor Lease shall have an initial term of five (5) years or less and renewal term, if permitted pursuant to this Section 31.2(a) and Section 31.2(c) hereof, of five (5) year or less (each a "Fourth Floor Term"). Landlord and Tenant agree that each Fourth Floor Lease may have a renewal option of two (2) years or fewer without Tenant's prior written consent and a renewal option in excess of two (2) years only with Tenant's prior written consent (each a "Fourth Floor Renewal Term"). Within ninety (90) days of Landlord's entering into a Fourth Floor Lease, Landlord shall give Tenant written notice of the Fourth Floor Term and Fourth Floor Renewal Term, if any, for such Fourth Floor Lease.

     (b) Tenant shall have the right to expand into the Remaining Space as provided in this Section 31.2(b) (each a "Right of Expansion"). Tenant shall only have the right to exercise a Right of Expansion with respect to a Fourth Floor Lease in the event Tenant notifies Landlord in writing of its exercise of its Right of Expansion in connection with such Fourth Floor Lease at least nine
(9) months prior to the expiration of the Fourth Floor Term or the Fourth Floor Renewal Term, as applicable, of such Fourth Floor Lease (each an "Expansion Period"). Tenant shall only be permitted to exercise its Right of Expansion with respect to a Fourth Floor Lease during the applicable Expansion Period and at no other time. In the event Landlord receives notice of Tenant's exercise of a Right of Expansion in connection with a Fourth Floor Lease within the applicable Expansion Period, Tenant shall be obligated to lease all of the Remaining Space described in such Fourth Floor Lease at the then prevailing Market Rate in an "as is condition" for a term that is coterminous with the Lease Term, which term shall commence upon the expiration of the Fourth Floor Term or Fourth Floor Renewal Term, as applicable, for such Fourth Floor Lease, and upon such other terms and conditions as Landlord and Tenant shall agree. Landlord and Tenant shall enter into a new lease agreement regarding any such Remaining Space so leased by Tenant, subject to the terms and conditions of the preceding sentence.

     (c) In the event Tenant fails to notify Landlord of the exercise of its Right of Expansion during the applicable Expansion Period, then (i) any Fourth Floor Renewal Term shall commence and continue in accordance with the terms of the applicable Fourth Floor Lease, or (ii) Landlord shall have the right to relet such

Remaining Space for an additional Fourth Floor Term, and Landlord shall have no Right of Expansion with respect to such Remaining Space except during the Expansion Period for such Fourth Floor Renewal Term or Fourth Floor Term, as applicable.

     (d) In the event any Remaining Space is vacated prior to the expiration of the applicable Fourth Floor Term, such space shall be subject to the terms and provisions of Section 31.1 hereof.

                                 ARTICLE XXXII

                                PURCHASE OPTION

     32.1 Tenant shall have a right to purchase the Building in accordance with the Option Agreement attached hereto as Exhibit I and incorporated herein by this reference (the "Option Agreement"). Landlord and Tenant shall execute the Option Agreement as of the Effective Date.

                                ARTICLE XXXIII

                                 FORCE MAJEURE

     33.1 Neither the Landlord nor the Tenant shall be deemed to be in default in the performance of any obligation on such party's part to be performed under this Lease if and so long as the non-performance of such obligation shall be directly caused by Unavoidable Delays; provided, that within fifteen (15) days after the commencement of such Unavoidable Delay, the non-performing party shall notify the other party in writing of the existence and nature of any such Unavoidable Delay and the steps, if any, that the non-performing party shall have taken or plans to take to eliminate such Unavoidable Delay. Thereafter, the non-performing party shall, from time to time, on written request of the other party, keep the other party fully informed, in writing, of further developments concerning such Unavoidable Delay and the effort being made by the non-performing party to perform such obligation as to which it is in default. All provisions of this Lease shall be adjusted in accordance with such Unavoidable Delays except for the Lease Term, which shall not be so adjusted. Nothing in this Article XXXIII shall prohibit either Landlord or Tenant from pursuing any and all remedies available at law or equity against persons or entities not a party to this Lease.

                                 ARTICLE XXXIV

                              GENERAL PROVISIONS

     34.1 This Lease may not be altered or amended, except by an instrument in writing signed by all parties hereto.

     34.2 This Lease shall be binding upon and inure to the benefit of the permitted successors and assigns of Landlord and Tenant.

     34.3 The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

     34.4 This Lease shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

     34.5 This Lease, including the Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings and discussions between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not contained in this Lease shall not be of any force or effect.

     34.6 Any payment or notice required or permitted hereunder shall be deemed to have been duly made or given when personally delivered or received via the United States mail, or express mailed with a widely recognized, reputable organization, postage prepaid, and addressed to Landlord at the address specified in the preamble and to Tenant at the address specified in the preamble until the commencement of the Lease Term and thereafter at the address of the Building, or to such other address as either party may have been previously furnished in writing to the other party.

     34.7 Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of lessor and lessee.

     34.8 Time is of the essence with respect to each of Landlord's obligations under this Lease.

     34.9 This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

     34.10 This Lease shall not be recorded except that upon the request of Landlord or Tenant, whereupon Landlord and Tenant shall execute, in recordable form, a short form memorandum of this Lease. Such memorandum may be recorded at the expense of the party requesting the recordation in the land records of the jurisdiction in which the Leased Premises are located.

     34.11 Except as otherwise provided in this Lease, any Additional Rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable hereunder, shall be paid by Tenant to Landlord no later than ten (10) days after the date Landlord notifies Tenant of the amount of such Additional Rent, sum, cost, expense, damage or liability. Except as otherwise provided in this Lease, any sum owed by Landlord to Tenant, and any cost, expense, damage or liability incurred by Tenant for which Landlord is liable hereunder, shall be paid by Landlord to Tenant no later than ten (10) days after the date Tenant notifies Landlord of the amount of such sum, cost, expense, damage or liability.

     34.12 Any liability of Tenant to Landlord existing hereunder as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination. Any liability of Landlord to Tenant existing hereunder as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

     34.13 At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys to the Leased Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Leased Premises.

     34.14 All notices, requests, demands, directions and other communications (collectively, "notices") required under this Lease shall be in writing (including communication by facsimile transmission) and shall be sent by hand to an officer or partner of the receiving party, by registered or certified mail return receipt requested, by nationally recognized and reputable overnight courier service maintaining records of receipt, or by facsimile transmission with confirmation in writing mailed first-class, in all cases with charges prepaid. Any such properly given notice shall be effective upon the earlier of receipt or (a) the date delivered by hand, or (b) the third Business Day after being mailed, or (c) the following Business Day if sent by overnight courier service, or (d) when sent by facsimile, upon sender's receipt of transmission confirmation during normal business hours or on the next Business Day if not confirmed during normal business hours. All notices shall be addressed as follows:

     LANDLORD: Battleship, LLC
               c/o Newton Oldacre McDonald
               200 31st Avenue North, Suite 200
               Nashville, TN 37203
               Telephone: (615) 269-5444
               Facsimile: (615) 383-6866

               With copies of all notices to be sent to:

               W. Fred Williams
               Farris, Warfield & Kanaday
               424 Church Street
               SunTrust Center
               Suite 1900
               Nashville, TN 37219
               Telephone: (615) 782-2242
               Facsimile: (615) 726-3185

     TENANT:   PMT Services, Inc.
               Two Maryland Farms
               Suite 200
               Brentwood, TN 37027
               Telephone: (615) 254-1539
               Facsimile: (615) 254-1501

               With copies of all notices to be sent to:

               Stephen C. Baker
               Waller Lansden Dortch & Davis
               511 Union
               Nashville, TN 37219
               Telephone: (615) 252-2472
               Facsimile: (615) 244-6804

All notices shall be sent to the applicable party at the address stated above or in accordance with the last unrevoked written direction from such party to the party hereto giving the notice. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice has been given pursuant to the terms of this Section 34.14 shall nevertheless constitute receipt of the communication sent.

     IN WITNESS WHEREOF, the parties hereto have executed the foregoing Lease as of the Effective Date.

                              LANDLORD:

                              BATTLESHIP, LLC, a Tennessee limited
                              liability company

                              By: /s/ Mark McDonald
                                 ----------------------------------
                                 Mark McDonald, Chief Manager

                              TENANT:

                              PMT SERVICES, INC., a Tennessee corporation

                              By: /s/ Clay Whitson
                                 ------------------------------------
                              Print Name: Clay Whitson
                                         ----------------------------
                              Title: CFO
                                    ---------------------------------